Exhibit 12.1

INERGY, L.P. and Subsidiary

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In Thousands)

	Year Ended September 30,								Nine Months Ended June 30,
	1999		2000		2001	2002		2003	2004
Earnings:
Net income (loss)	$(185)		$(1,829)		$4,349	$8,309		$13,512	$4,992
Income taxes	56		7		—	93		103	164
Interest expense	962		2,740		6,670	8,365		9,982	5,810
Interest portion of operating leases	75		162		221	683		938	1,081
Write off of deferred financing costs	—		—		—	585	(b)	—	1,216	(c)
Make whole premium charge	—		—		—	—		—	17,949	(c)
Income received from swap value	—		—		—	—		—	(949	) (c)

Earnings for ratio calculation	$908		$1,080		$11,240	$18,035		$24,535	$30,263

Fixed Charges:
Interest expense	$962		$2,740		$6,670	$8,365		$9,982	$5,810
Interest portion of operating leases	75		162		221	683		938	1,081
Write off of deferred financing costs	—		—		—	585	(b)	—	1,216	(c)
Make whole premium charge	—		—		—	—		—	17,949	(c)
Income received from swap value	—		—		—	—		—	(949	) (c)

Total fixed charges	$1,037		$2,902		$6,891	$9,633		$10,920	$25,107

Ratio of earnings to fixed charges	—	(a)	—	(a)	1.63 x	1.87 x		2.25 x	1.21 x

For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and the amortization of deferred financing and interest associated with operating leases.

(a)	Earnings were inadequate to cover fixed charges by $129,000 for the year ended September 30, 1999, and $1.8 million for the year ended September 30, 2000.

(b)	The write of deferred financing costs of $.6 million for the year ended September 30, 2002 relates to the early retirement of bank debt.

(c)	The write off of deferred financing costs in the amount of $1.2 million, the make whole premium charge of $17.9 million, and the income of ($0.9) million received from swap value is associated with the January 2004 early retirement of $85.0 million of private placement notes.